Exhibit (a)(1)(A)(iii)

Supplement No. 3 to

U.S. Offer to Purchase for Cash

All of the Outstanding Series A Common Stock, Ordinary Participation Certificates and American Depositary Shares

of

Maxcom Telecomunicaciones, S.A.B. de C.V.

at the U.S. Dollar Equivalent of

Mexican Pesos 0.9666 Per Series A Common Stock

And

Mexican Pesos 2.90 Per Ordinary Participation Certificate

 (each Ordinary Participation Certificate representing three Series A Common Stock)

And

Mexican Pesos 20.30 Per American Depositary Share

(each American Depositary Share representing seven Ordinary Participation Certificates)

By

Trust Number 1387, acting through Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero, as Trustee for Trust Number 1387, Ventura Capital Privado, S.A. de C.V., Javier Molinar Horcasitas and Enrique Castillo Sanchéz Mejorada

March 28, 2013

This Supplement No. 3 (this “Supplement”) amends and supplements, as set forth below, the U.S. Offer to Purchase, dated February 20, 2013 (which, together with any amendments and supplements thereto, collectively constitute the “U.S. Offer” or “U.S. Offer to Purchase”), relating to the offer by Trust Number 1387, acting through Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero, a banking institution organized and existing under the laws of the United Mexican States, as Trustee for Trust  Number 1387, (“Trust”), Ventura Capital Privado, S.A. de C.V. (“Ventura Capital”), Javier Molinar Horcasitas (“Javier Molinar”) and Enrique Castillo Sanchéz Mejorada (“Enrique Castillo”) to purchase for cash (i) all of the outstanding Series A Common Stock, without par value (the “Shares”) of Maxcom Telecomunicaciones, S.A.B. de C.V., a limited liability public stock corporation, a sociedad anónima bursátil de capital variable, organized and existing under the laws of the United Mexican States (“Maxcom”), (ii) all of the outstanding Ordinary Participation Certificates (“CPOs”) of Maxcom, and (iii) all of the outstanding American Depository Shares (“ADSs,” and collectively with the Shares and the CPOs, and in each case, with any coupon representing unpaid dividends as of the date thereof, the “Securities”), of Maxcom, in each case held by persons who are not Mexican residents.  Each ADS represents seven CPOs.  Each CPO represents three Shares. The term “Purchaser”, when used in this Supplement means, collectively, the Trust, acting through the Trustee, Ventura Capital, Javier Molinar and Enrique Castillo.

In Mexico (the “Mexican Offer,” and collectively with the U.S. Offer, the “Offers”), Purchaser is offering to purchase all of the outstanding Shares and CPOs of Maxcom.  All holders of ADSs may tender their ADSs only in the U.S. Offer, unless they first convert their ADSs into CPOs.  All holders of Shares and CPOs, other than those who are Mexican residents, may tender their Shares and CPOs in either the U.S. Offer or the Mexican Offer.  Mexican resident holders may tender Shares and CPOs only in the Mexican Offer.  The Mexican Offer will be made on substantially the same terms and at the same prices as the U.S. Offer.

This Supplement should be read together with the U.S. Offer to Purchase and the related ADS Letter of Transmittal. All references to and requirements regarding the U.S. Offer to Purchase shall be deemed to refer to the U.S. Offer to Purchase as amended and supplemented by this Supplement. Except as set forth herein, all terms and conditions of the Offer remain unchanged and in full force and effect. If you have already properly tendered your Company Securities in the Offers, you need not take further action according to the U.S. Offer and the ADS Letter of Transmittal.

Unless the Offer is further extended, the expiration of the Offer will occur at 12:00 midnight, New York City time (11:00 p.m., Mexico City time) on April 10, 2013.

Questions or requests for assistance or additional copies of this U.S. Offer to Purchase, the ADS Letter of Transmittal and any other documents may be directed to the Information Agent at its address and telephone numbers set forth below. A holder of Securities also may contact his or her broker, dealer, commercial bank, trust company or other nominee for assistance concerning the U.S. Offer.

The Information Agent is:

GEORGESON

Georgeson Inc.

199 Water Street, 26th Floor

New York, NY 10038

Call Toll-Free: (866) 296-6841

Call Collect: (212) 440-9800

1. The following language is added as a new paragraph of the cover page of the U.S. Offer to Purchase (the “U.S. Offer”).

On March 28, 2013, Purchaser issued a press release announcing that the Purchaser (i) extended the Expiration Date from 12:00 midnight, New York City time, on March 27, 2013 to 12:00 midnight, New York City time, on April 10, 2013 and (ii) waived the Minimum Tender Condition. Pursuant to Purchaser’s waiver of the Minimum Tender Condition, the U.S. Offer is no longer conditioned upon the tender into the Offers of more than 50% of all of the outstanding fully diluted Shares on the expiration date. While the Purchaser may close the Offers with a minority position in Maxcom, the Purchaser does not have any plans to complete a back-end merger to acquire the balance of the Securities. In addition, the Purchaser has no plans to effect a short-form merger and squeeze out the remaining security holders.

2. The information regarding the expiration date on the cover page of the U.S. Offer is amended as follow:

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME (11:00 P.M., MEXICO CITY TIME) ON APRIL, 10, 2013 (the “EXPIRATION DATE”) UNLESS THE U.S. OFFER IS EXTENDED.

3. The first sentence of the item “How long do I have to decide whether to tender in the U.S. Offer?” in the Summary Term Sheet of the U.S. Offer is replaced in its entirety with the following text:

The U.S. Offer will expire at 12:00 midnight, New York City time (11:00 p.m., Mexico City time) on April 10, 2013, and you may tender your Securities which are subject to the U.S. Offer until such Expiration Date, unless the U.S. Offer is extended, in which case you will have until the new expiration date to tender your Securities.

4. The second sentence of the fifth paragraph in the subsection “Terms of the U.S. Offer; Expiration Date” in “The U.S. Offer” section is replaced in its entirety with the following text:

The U.S. Offer will expire at 12:00 midnight, New York City time (11:00 p.m., Mexico City time) on April 10, 2013, unless extended by Purchaser.

5. The first and second paragraph in the “Our Plans for Maxcom” section are replaced in their entirety with the following text:

The purpose of the U.S. Offer and the Mexican Offer is to enable Purchaser to acquire control of, and the entire equity interest in, Maxcom. While the Purchaser may close the Offers with a minority position in Maxcom, the Purchaser does not have any plans to complete a back-end merger to acquire the balance of the Securities. In addition, the Purchaser has no plans to effect a short-form merger and squeeze out the remaining security holders.

Upon consummation or closing of the Exchange Offer and provided that the Tender Offer Conditions have been fully satisfied or otherwise waived by Purchaser, Purchaser shall make a capital contribution to Maxcom of US$45,000,000.  Purchaser plans to sufficiently fund Maxcom to position Maxcom for expansion in the Mexican telecommunications market. Purchaser retains the right, in its sole discretion, to make additional capital contributions to Maxcom. In the event that Purchaser makes any capital contribution as a result of a capital increase agreed by Maxcom, and the other security holders of Maxcom do not match such capital contribution proportionally to their current equity interests in Maxcom, such security holders may have their equity interest diluted.